As filed with Securities and Exchange Commission on August 31, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2989601
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Sunnyside Boulevard, Suite B
Woodbury, New York 11797
(516) 677-0200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory A. Robbins
Vice President and General Counsel
Veeco Instruments Inc.
100 Sunnyside Boulevard, Suite B
Woodbury, New York 11797
(516) 677-0200

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Rory A. Greiss
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022-3598
(212) 836-8261

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1),(2)	Amount of registration fee (5)
Debt Securities(3)
Common Stock, $0.01 par value (4)
Total	$200,000,000	$23,540.00

(1)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(2)

In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $200 million, excluding accrued interest, if any, on any debt securities issued under this registration statement. The securities registered hereunder may be sold separately or with other securities registered hereunder.

(3)

Subject to 2 above, there is being registered hereunder an indeterminable principal amount of debt securities of the registrant as may be sold from time to time by the registrant. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount at maturity as shall result in aggregate gross proceeds to the registrant not to exceed $200 million, less the gross proceeds attributable to any securities previously issued pursuant to this registration statement.

(4)

Subject to note 2 above, there is being registered hereunder an indeterminable number of shares of Common Stock of the registrant as may be sold from time to time by the registrant. The number of shares of Common Stock registered hereby includes such additional indeterminate number of shares of the registrant’s Common Stock as may be issuable from time to time upon conversion of any Debt Securities registered hereby which are convertible into or exchangeable for such Common Stock.

(5)

Calculated pursuant to Rule 457(o) under the Securities Act. The registrant has not included any filing fee herewith. Pursuant to Rule 457(p) of the Securities Act, the filing fee has been offset by $23,540 of the filing fee previously paid by the registrant in the amount of $58,788 with respect to unsold shares of common stock registered under the registrant’s registration statement on Form S-4 (file no. 333-97977) filed with the Securities and Exchange Commission on August 12, 2002.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED              , 2005

Prospectus

VEECO INSTRUMENTS INC.
Debt Securities
Common Stock ($0.01 par value)

We may offer and issue debt securities and/or shares of our common stock from time to time in one or more offerings.  This prospectus describes the general terms of these securities and the general manner in which we will offer them.  We will provide the specific terms of these securities in supplements to this prospectus.  The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this document.  You should read this prospectus and the applicable prospectus supplement before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering.  We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select.  If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on The Nasdaq National Market under the symbol “VECO”.  We have not yet determined whether any other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market.  If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in our securities involves risk.  See Risk Factors beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should rely only on the information contained in or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Table of Contents

Prospectus Summary

Disclosure About Forward-Looking Statements

Risk Factors

Use of Proceeds

Description of Capital Stock

Description of Debt Securities

Conversion or Exchange Rights

Consolidation, Merger or Sale

Events of Default Under the Indenture

Form, Exchange and Transfer

Information Concerning the Trustee

Payment and Paying Agents

Governing Law

Subordination of Debt Securities

Plan of Distribution

Legal Matters

Experts

About This Prospectus

Where You Can Find More Information

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you.  For a more complete understanding of this offering, we encourage you to read this entire document and the documents we refer you to.  You should read the following summary together with the more detailed information and financial statements and the notes to those statements appearing elsewhere in this prospectus.  Unless the context otherwise requires, all references in this prospectus to “the company,” “we,” “us,” “our,” “Veeco” or similar words are to Veeco Instruments Inc. together with its subsidiaries.

The Company

Veeco designs, manufactures, markets and services a broad line of equipment primarily used by manufacturers in the data storage, semiconductor, wireless and HB-LED (high brightness light emitting diode) as well as research industries.  These industries help create a wide range of information age products such as computer integrated circuits, personal computers, hard disk drives, network servers, digital cameras, wireless phones, TV set-top boxes and personal digital assistants.  Our broad line of products features leading edge technology and allows customers to improve time-to-market of their next generation products.  Veeco’s products are also enabling advancements in the growing field of nanoscience and other areas of scientific and industrial research.

Our process equipment products precisely deposit or remove (etch) various materials in the manufacturing of advanced thin film magnetic heads (TFMHs) for the data storage industry, semiconductor deposition of mask reticles, and compound semiconductor/wireless and LED devices.  The process equipment business is comprised of two segments.  The first segment, called “Ion Beam and Mechanical Process Equipment,” combines the etch, deposition, and dicing and slicing products sold mostly to data storage customers.  The second segment, called “Epitaxial Process Equipment,” includes the Molecular Beam Epitaxy and Metal Organic Chemical Vapor Deposition products primarily sold to HB-LED and wireless telecommunications customers.  Our metrology equipment is used to provide critical surface measurements on semiconductor devices and TFMHs.  This equipment allows customers to monitor their products throughout the manufacturing process in order to improve yields, reduce costs and enhance product quality.  Our metrology solutions are also key instruments used by many universities, scientific laboratories and industrial applications.  Veeco sells its broad line of atomic force microscopes (AFM), optical interferometers and stylus profilers to thousands of research facilities and scientific centers worldwide.

Demand for our products has been driven by the increasing miniaturization of microelectronic components; the need for manufacturers to meet reduced time-to-market schedules while ensuring the quality of those components; and, in the data storage industry, the introduction of giant magnetoresistive (GMR) and tunneling magnetoresistive TFMHs which require additional manufacturing steps and the ability to take critical measurements for quality control and other purposes during the manufacturing process.  The ability of Veeco’s products to precisely deposit thin films, and/or etch sub-micron patterns and make critical surface measurements in these components enables manufacturers to improve yields and quality in the fabrication of advanced microelectronic devices.

Veeco serves its worldwide customers through our global sales and service organization located throughout the United States, Europe, Japan and Asia Pacific.  At July 15, 2005, Veeco had 1,245 employees, with manufacturing, research and development and engineering facilities located in New York, Arizona, California, Colorado, Minnesota, and New Jersey.

Veeco was organized as a Delaware corporation in 1989.  Our principal offices are located at 100 Sunnyside Boulevard, Suite B, Woodbury, New York 11797.  Our telephone number is 516-677-0200.  Our website address is www.veeco.com.  Information contained in our website is not part of this prospectus.

Disclosure About Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this prospectus, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” and similar expressions are intended to identify forward-looking statements.  All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results.  These risks and uncertainties include, without limitation, the following:

•                                          The cyclicality of the microelectronics industries we serve directly affects our business.

•                                          We operate in a highly competitive industry characterized by rapid technological change.

•                                          We depend on a limited number of customers that operate in highly concentrated industries.

•                                          Our quarterly operating results fluctuate significantly.

•                                          Our acquisition strategy subjects us to risks associated with evaluating and pursuing these opportunities and integrating these businesses.

•                                          Our inability to attract, retain and motivate key employees could have a material adverse effect on our business.

•                                          We are exposed to the risks of operating a global business.

•                                          Our success depends on protection of our intellectual property rights.  We may be subject to claims of intellectual property infringement by others.

•                                          We face securities class action lawsuits which could result in substantial costs, diversion of management’s attention and resources and negative publicity.

•                                          We rely on a limited number of suppliers.

•                                          We may not obtain sufficient affordable funds to finance our future needs.

•                                          We are subject to risks of non-compliance with environmental and safety regulations.

•                                          We have adopted certain measures that may have anti-takeover effects which may make an acquisition of our company by another company more difficult.

•                                          The matters set forth in this prospectus generally, including the risk factors set forth in “Risk Factors.”

Consequently, such forward-looking statements should be regarded solely as the company’s current plans, estimates and beliefs.  The company does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Risk Factors

You should carefully consider the risks described below, in the applicable prospectus supplement and in the documents incorporated by reference into this prospectus, before investing in our securities.  The risks and uncertainties described below are not the only ones we face.  Our common stock price and creditworthiness will be affected by national and international macroeconomic trends, general market conditions and the expectations of the investment community, all of which are largely beyond our control.  In addition, the following statements highlight risk factors that may affect our consolidated financial condition and results of operations.  These are not intended to be an exhaustive discussion of all such risks, and the statements below must be read together with factors discussed elsewhere in this document, in the applicable prospectus supplement and in the documents incorporated by reference into this prospectus.

The cyclicality of the microelectronics industries we serve directly affects our business.

Veeco’s business depends in large part upon the capital expenditures of data storage, HB-LED wireless and semiconductor manufacturers, as well as research and industrial customers, which accounted for the following percentages of our net sales for the periods indicated:

	Year ended December 31,
	2004	2003	2002
Data Storage	32%	33%	32%
HB-LED wireless	25%	14%	15%
Semiconductor	14%	14%	13%
Scientific Research and Industrial	29%	39%	40%

Veeco is subject to the business cycles of these industries, the timing, length and volatility of which are difficult to predict.  These industries have historically been highly cyclical and have experienced significant economic downturns in the last decade.  As a capital equipment provider, our revenues depend in large part on the spending patterns of these customers, who often delay expenditures or cancel or reschedule orders in reaction to variations in their businesses or general economic conditions.  In downturns, we must be able to quickly and effectively align our costs with prevailing market conditions, as well as motivate and retain key employees.  However, because a high proportion of our costs are fixed, our ability to reduce expenses quickly in response to revenue shortfalls is limited.  A downturn in one or more of these industries could have a material adverse effect on our business, financial condition and operating results.  During periods of rapid growth, we must be able to acquire and/or develop sufficient manufacturing capacity to meet customer demand, and attract, hire, assimilate and retain a sufficient number of qualified people.  We cannot give assurances that our net sales and operating results will not be adversely affected if our customers experience economic downturns or slowdowns in their businesses.

We operate in a highly competitive industry characterized by rapid technological change.

The data storage, HB-LED/wireless, semiconductor and scientific research and industrial industries are subject to rapid technological change.  Our ability to remain competitive depends on our ability to enhance existing products and develop new products in a timely and cost effective manner and to accurately predict technology transitions.  Because new product development commitments must be made well in advance of sales, we must anticipate the future demand for products in selecting which development programs to fund and pursue.  We cannot be certain that we will be successful in selecting, developing, manufacturing and marketing new products or in enhancing existing products.

Many of our competitors have greater financial, engineering, manufacturing and marketing resources than us.  In addition, we face competition from smaller emerging equipment companies whose strategy is to provide a portion of the products and services we offer, using innovative technology to sell products into specialized markets.  New product introductions or enhancements by our competitors could cause a decline in sales or loss of market acceptance of our existing products.  Increased competitive pressure could also lead to intensified price competition resulting in lower margins.  Our failure to compete successfully with these other companies would seriously harm our business.

In addition, a substantial investment is required by customers to install and integrate capital equipment into a production line.  As a result, once a manufacturer has selected a particular vendor’s capital equipment, we believe that the manufacturer generally relies upon that equipment for the specific production line application and frequently will attempt to consolidate its other capital equipment requirements with the same vendor.  Accordingly, if a customer selects a competitor’s product over ours for technical superiority or other reasons, we could experience difficulty selling to that customer for a significant period of time.

We depend on a limited number of customers that operate in highly concentrated industries.

Our customer base is and has been highly concentrated.  Orders from a relatively limited number of customers have accounted for, and likely will continue to account for, a substantial portion of our net sales, which may lead customers to demand pricing and other terms less favorable to us.  Based on net sales, Seagate Technology, Inc. is our largest customer, with 10%, 11% and 13% of total net sales in 2004, 2003 and 2002, respectively (our only customer with sales greater than 10% in any of the past three years).

If a principal customer discontinues its relationship with us or suffers economic setbacks, our business, financial condition and operating results could be materially and adversely affected.  Our ability to increase sales in the future will depend in part upon our ability to obtain orders from new customers.  We cannot be certain that we will be able to do so.  In addition, because a relatively small number of large manufacturers, many of whom are our customers, dominate the industries in which they operate, it may be especially difficult for us to replace these customers if we lose their business.  A substantial portion of orders in our backlog are orders from our principal customers.

Furthermore, we do not have long-term contracts with our customers.  As a result, our agreements with our customers do not provide any assurance of future sales and we are exposed to competitive price pressure on each new order we attempt to obtain.  Our failure to obtain new sales orders from new or existing customers, would have a negative impact on our results of operations.

Our quarterly operating results fluctuate significantly.

Our quarterly results have fluctuated significantly in the past and we expect this trend to continue.  Factors which affect our quarterly results, in addition to the other risk factors described herein, include:

•                                          the timing of significant orders, shipments and customer acceptance of our products,

•                                          rescheduling or cancellations of customer orders,

•                                          difficulties in manufacturing or meeting technical specifications,

•                                          changes in product mix and the cost of materials, and

•                                          our acquisitions and financings.

We derive a substantial portion of our net sales in any fiscal period from the sale of a relatively small number of high-priced systems.  As a result, the timing of recognition of revenue for a single transaction could have a material effect on our sales and operating results for a particular fiscal period.  As is typical in our industry, orders, shipments and customer acceptances often occur during the last few weeks of a quarter.  As a result, delay of only a week or two can often shift the related booking or net sales into the next quarter, which could adversely affect our reported results for the prior quarter.

In addition, customer purchase orders are subject to cancellation or rescheduling by the customer, generally with limited or no penalties.  In limited circumstances, we have permitted major customers to return previously shipped products in order to maintain business relationships with such customers.  Backlog adjustments for the year ended December 31, 2004 of $16.4 million included order cancellations of $15.2 million.

Historically, we have experienced long and unpredictable sales cycles (such as the period between our initial contact with a potential customer and the time when we recognize revenue from that customer).  Our sales cycle can range up to twelve months.  The timing of an order often depends on the capital expenditure budget cycle of our customers, which is completely out of our control.  In addition, the time it takes us to build a product to customer specifications (the “build cycle”) typically ranges from one to six months, followed in certain cases by a period of customer acceptance during which the customer evaluates the performance of the system and may potentially reject the system.  As a result of the build cycle and evaluation periods, the period between a customer’s initial purchase decision and revenue recognition on an order often varies widely, and variations in length of this period can cause further fluctuations in our operating results.

Many of these factors are beyond our control.  If our orders, shipments, net sales or operating results in a particular quarter do not meet expectations, our stock price may be adversely affected.

Our acquisition strategy subjects us to risks associated with evaluating and pursuing these opportunities and integrating these businesses.

We have considered numerous acquisition opportunities and completed several significant acquisitions in the past.  We may consider acquisitions of, or investments in, other businesses in the future.  Acquisitions involve numerous risks, many of which are unpredictable and beyond our control, including:

•                                          difficulties and increased costs in integrating the personnel, operations, technologies and products of acquired companies,

•                                          diversion of management’s attention while evaluating, pursuing and integrating the business to be acquired,

•                                          possible write-down of acquired intangible assets as a result of technological advancements or worse-than-expected performance by the acquired company,

•                                          potential loss of key employees of acquired companies, especially if a relocation or change in responsibilities is involved,

•                                          difficulties in managing geographically dispersed operations in a cost-effective manner, and

•                                          lack of synergy or inability to realize expected synergies.

Our inability to effectively manage these risks could materially and adversely affect our business, financial condition and operating results.

In addition, if we issue equity securities to pay for an acquisition, the ownership percentage of our then-existing shareholders would be reduced and the value of the shares held by these shareholders could be diluted, which could adversely affect the price of our stock and convertible subordinated notes.  If we use cash to pay for an acquisition, the payment could significantly reduce the cash that would be available to fund our operations or other purposes, including making payments on the convertible subordinated notes.  There can be no assurance that financing for future acquisitions will be available on favorable terms or at all.

Our inability to attract, retain and motivate key employees could have a material adverse effect on our business.

Our success depends upon our ability to attract, retain and motivate key employees, including those in managerial, engineering, marketing and other roles.  Our growth is dependent on our ability to attract, retain and motivate highly skilled and qualified technical personnel, in addition to personnel that can implement and monitor our financial and managerial controls and reporting systems.  Attracting, retaining and motivating qualified personnel may be difficult due to challenging industry conditions, competition for such personnel by other technology companies, consolidations and relocations of operations and workforce reductions.  Our inability to attract, retain and motivate key personnel could have a material adverse effect on our business, financial condition or operating results.

We are exposed to the risks of operating a global business.

Approximately 63% of our 2004 net sales and 61% of our 2003 net sales were generated from sales outside the United States.  We expect sales from non-U.S. markets to continue to represent a significant, and possibly increasing, portion of our sales in the future.  Our non-U.S. sales and operations are subject to risks inherent in conducting business abroad, many of which are outside our control, including:

•                                          difficulties in managing a global enterprise, including staffing, managing distributors and representatives and repatriation of earnings,

•                                          difficulties in obtaining U.S. export licenses in connection with sales of products to customers in certain geographic regions, including China and Asia Pacific, a particular disadvantage relative to our non-U.S. competitors who are not required to comply with U.S. export controls,

•                                          fluctuations in the relative values of currencies,

•                                          periodic regional economic downturns and unstable political environments,

•                                          longer sales cycles and difficulty in collecting accounts receivable, and

•                                          multiple, conflicting and changing governmental laws and regulations, including import/export controls and other trade barriers.

Many of these challenges are present in China, a large potential market for the company’s products and an area that we anticipate will present a significant opportunity for growth.  Instability in China and other foreign economies may continue and recur again in the future, which could have a material adverse effect on our business.  In addition, political instability, terrorism, acts of war or epidemics in regions where we operate may adversely affect our business and results of operations.

We are exposed to foreign currency exchange rate risks that are inherent in our anticipated sales, sales commitments and assets and liabilities that are denominated in currencies other than the United States dollar.  Although we attempt to mitigate our exposure to fluctuations in currency exchange rates, these hedging activities may not always be available or adequate to eliminate, or even mitigate, the impact of our exchange rate exposure.  Failure to sufficiently hedge or otherwise manage foreign currency risks properly could materially and adversely affect our revenues and gross margins.  We also are exposed to interest rate risks inherent in our debt obligations and investment portfolios.

Our success depends on protection of our intellectual property rights.  We may be subject to claims of intellectual property infringement by others.

Our success depends in part upon the protection of our intellectual property rights.  We own various United States and international patents and have additional pending patent applications relating to certain of our products and technologies.  The process of seeking patent protection is lengthy and expensive, and we cannot be certain that pending or future applications will actually result in issued patents or that issued patents will be of sufficient scope or strength to provide meaningful protection or commercial advantage.  In addition, our intellectual property rights may be circumvented, invalidated or rendered obsolete by the rapid pace of technological change.  Furthermore, the laws of other countries may less effectively protect our proprietary rights, compared to U.S. laws.  Infringement of our rights by a third party could result in uncompensated lost market and revenue opportunities.

From time to time we have received communications from other parties asserting the existence of patent or other rights which they believe cover certain of our products.  We also periodically receive notice from customers who believe that we are required to indemnify them for damages they may incur related to infringement claims made against these customers by third parties.  Our customary practice is to evaluate such assertions and to consider the available alternatives, including whether to seek a license, if appropriate.  However, we cannot ensure that licenses can be obtained or, if obtained, will be on acceptable terms or that costly litigation or other administrative proceedings will not occur.

If we are not able to resolve a claim, negotiate a settlement of the matter, obtain necessary licenses on commercially reasonable terms, and /or successfully prosecute or defend our position, our business, financial condition and results of operations could be materially and adversely affected.

On September 17, 2003, we commenced a lawsuit against Asylum Research Inc., a privately-held company founded by former Veeco employees.  The suit alleges infringement of five patents relating to our AFM technologies.  We are seeking monetary damages and a permanent injunction to stop infringement.  Asylum has asserted that the patents we are suing on are invalid and unenforceable and has filed a counterclaim for infringement of a patent licensed by Asylum and payment of royalties it believes it is owed.  Cross motions for summary judgment related to the issues of infringement and/or validity of the patents in suit are pending.  The Court has held hearings on the summary judgment motions and has referred many of the issues to a Special Master.  We believe Asylum’s claims are without merit.  Nonetheless, the costs of pursuing this matter are significant and there can be no assurance that we will be successful in this matter.  During the pendency of this matter, Veeco has capitalized these litigation expenses.  If Veeco is not successful in this matter, all or part of these capitalized expenses may be written off and recorded as an expense.  Such expense could be material to Veeco’s results of operation.

We face securities class action lawsuits and a derivative lawsuit which could result in substantial costs, diversion of management’s attention and resources and negative publicity.

The company, its Chairman and Chief Executive Officer, and its Executive Vice President and Chief Financial Officer were named as defendants in putative class action shareholder lawsuits filed in federal court in New York asserting claims for violation of federal securities laws on behalf of persons who acquired the company’s securities during the periods beginning November 3, 2003 or April 26, 2004 and ending February 10, 2005.  The lawsuits, which are substantially similar, seek unspecified damages and allege claims against all defendants for violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and claims against the individual defendants for violations of Section 20(b) of the Exchange Act.  Although these proceedings are in the preliminary stages, the company expects that these lawsuits will be consolidated into a single action in which an amended and consolidated complaint will be filed.   Although the company believes the lawsuits are without merit and intends to defend vigorously against the claims, the lawsuits could result in substantial costs, divert management’s attention and resources from our operations and negatively affect our public image and reputation.  In addition, during March 2005, three shareholder derivative lawsuits were filed in federal court in the Eastern District of New York against the company’s directors and certain of its officers for breaches of fiduciary duties relating to the improper accounting transactions at the TurboDisc business unit. Each of these lawsuits is a shareholder derivative action that purports to assert claims on behalf of the company, but as to which no demand was made on the Board of Directors and no decision had been made on whether the company can or should pursue such claims.  In addition, the company has received a letter on behalf of a shareholder demanding that the company commence legal action against its directors and certain of its officers for these same matters.  The letter states that, if the Board does not commence such an action within a reasonable period of time, the shareholder will commence a derivative action on the company’s behalf.  These lawsuits seek damages allegedly sustained by the company and the return of all bonuses, restricted stock, stock options and other incentive compensation.  An unfavorable outcome or prolonged litigation in these matters could materially harm the company’s business.

We rely on a limited number of suppliers.

Failure of the suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities in a timely and cost-effective manner could adversely affect our business.  We generally do not have guaranteed supply or pricing arrangements with our suppliers.  As a result, we risk increased cost of materials and difficulty in procuring the parts we need to fill customer orders.  We currently use numerous suppliers, however, some key parts may be obtained only from a single supplier or a limited group of suppliers.  Failure of any of these suppliers to perform in a timely or quality manner could negatively impact our revenues and results of operations.

We may not obtain sufficient affordable funds to finance our future needs.

We may need to make significant capital expenditures to continue our operations and to enhance our manufacturing capability to keep pace with rapidly changing technologies.  Also, our industry is characterized by the need for continued investment in research and development.  If we fail to invest sufficiently in research and development, our products could become less attractive to potential customers.  As a result of our emphasis on research and development and technological innovation, our operating costs may increase in the future.  In addition, we have $220.0 million in aggregate principal amount of 4 1/8% convertible subordinated notes outstanding which come due in December, 2008.  During the past few years, the markets for equity and debt securities have fluctuated significantly, especially with respect to technology related companies, and during some periods offerings of those securities have been extremely difficult to complete.  As a result, in the future we may not be able to obtain the additional funds required to fund our operations and invest sufficiently in research and development on reasonable terms, or at all.  Such a lack of funds could have a material adverse effect on our business, financial condition and operating results.

We are subject to risks of non-compliance with environmental and safety regulations.

We are subject to environmental and safety regulations in connection with our business operations, including but not limited to regulations related to the development, manufacture and use of our products.  Failure or inability to comply with existing or future environmental and safety regulations could result in significant remediation liabilities, the imposition of fines and /or the suspension or termination of development, manufacture or use of certain of our products, each of which could have a material adverse effect on our business, financial condition and results of operations.

Our stock is subject to volatility of stock price.

The stock market in general and the market for shares of technology companies in particular have experienced extreme price fluctuations, which have often been unrelated to the operating performance of the affected companies.  Many companies in the data storage, semiconductor and related equipment industries, including Veeco, have experienced dramatic volatility in the market prices of their Common Stock.  We believe that a number of factors, both within and outside our control, could cause the price of our Common Stock to fluctuate, perhaps substantially.  These factors include:

•                                          announcements of developments related to our business or our competitors’ or customers’ businesses

•                                          fluctuations in our financial results

•                                          general conditions or developments in the data storage, semiconductor, wireless and HB-LED or research industries

•                                          potential sales of our Common Stock into the marketplace by Veeco or our stockholders

•                                          announcements of technological innovations or new or enhanced products by us or our competitors or customers

•                                          a shortfall in revenue, gross margin, earnings or other financial results or changes in research analysts’ expectations

•                                          the limited number of shares of our Common Stock traded on a daily basis

We cannot be certain that the market price of our Common Stock will not experience significant fluctuations in the future, including fluctuations that are material, adverse and unrelated to our performance.

Our stock may be diluted by shares eligible for future sale.

Future sales of our Common Stock in the public market, or the issuance of shares of Common Stock upon the exercise of stock options, or otherwise, could adversely affect the market price of the Common Stock.  The shares of Common Stock sold in this offering will be freely transferable without restrictions or registration under the Securities Act.  In addition, as of August 23, 2005, there were 10,060,346 shares of Common Stock reserved for issuance upon exercise of stock options and 5,712,802 shares of Common Stock reserved for issuance upon conversion of convertible subordinated notes.  As of August 23, 2005, options to purchase 8,273,616 of such shares were outstanding and options to purchase up to 1,786,730 of such shares were available for future issuance (provided that up to 1,700,000 of such shares could be granted as restricted stock).  In addition, our employees are entitled to purchase shares under the Veeco Instruments Inc. Employee Stock Purchase Plan.  We are authorized to issue up to an additional 1,463,274 shares under the Employee Stock Purchase Plan.  In addition, 211,603 shares of Common Stock have been reserved for issuance upon the exercise of warrants assumed in connection with the acquisition of Applied Epi, Inc.

We have adopted certain measures that may have anti-takeover effects which may make an acquisition of our company by another company more difficult.

We have adopted and may in the future adopt certain measures that may have the effect of delaying, deferring or preventing a takeover or other change in control of Veeco that a holder of our common stock might consider in its best interest.  These measures include:

•                                          “blank check” preferred stock,

•                                          classified board of directors,

•                                          shareholder rights plan or “poison pill,” and

•                                          certain certificate of incorporation and bylaws provisions.

Our board of directors has the authority to issue up to 500,000 shares of preferred stock and to fix the rights (including voting rights), preferences and privileges of these shares (“blank check” preferred).  Such preferred stock may have rights, including economic rights, senior to our common stock.  As a result, the issuance of the preferred stock could have a material adverse effect on the price of our common stock and could make it more difficult for a third party to acquire a majority of our outstanding common stock.

Our board of directors is divided into three classes with each class serving a staggered three-year term.  The existence of a classified board will make it more difficult for the shareholders to change the composition (and therefore the policies) of our board in a relatively short period of time.

We have adopted a shareholder rights plan, under which we have granted to our shareholders rights to purchase shares of junior participating preferred stock.  These rights could discourage a takeover that is not approved by our board of directors but which a shareholder might consider in its best interest, thereby adversely affecting our stock price.

We have adopted certain certificate of incorporation and bylaws provisions which may have anti-takeover effects.  These include:  (a) requiring certain actions to be taken at a meeting of shareholders rather than by written consent, (b) requiring a super-majority of shareholders to call a special meeting of shareholders or to approve certain amendments to our bylaws, (c) limiting the maximum number of directors, and (d) providing that directors may be removed only for “cause.”  These measures and those described above may have the effect of delaying, deferring or preventing a takeover or other change in control of Veeco that a holder of our common stock might consider in its best interest.

In addition, we are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination, including mergers and asset sales, with an interested stockholder (generally, a 15% or greater stockholder) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.  The operation of Section 203 may have anti-takeover effects, which could delay, defer or prevent a takeover attempt that a holder of our common stock might consider in its best interest.

Use of Proceeds

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for working capital and general corporate purposes, including future acquisitions.  While we regularly evaluate acquisition opportunities for complementary businesses, products and technologies, as of the date hereof we have no contract or arrangement with respect to any material acquisition.  We may also use the net proceeds to purchase or redeem all or a portion of our 4 1/8% convertible subordinated notes due 2008.  Pending these uses, we expect to invest the net proceeds in investment-grade, interest-bearing securities.

Description of Capital Stock

Our authorized capital stock consists of: 60,000,000 shares of common stock, $0.01 par value, and 500,000 shares of preferred stock, $0.01 par value.  As of August 23, 2005, we had 29,997,504 shares of common stock issued and outstanding.  Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.  The Amended and Restated Certificate of Incorporation of the company does not provide for preemptive or other subscription rights of the holders of common stock.

The company has not paid dividends on its common stock.  The company intends to retain future earnings, if any, for the development of its business and, therefore, does not anticipate that the Board of Directors will declare or pay any dividends on the common stock in the foreseeable future.  In addition, the provisions of the company’s current credit facility limits the company’s ability to pay dividends.  The Board of Directors will determine future dividend policy based on the company’s consolidated results of operations, financial condition, capital requirements and other circumstances.

Description of Debt Securities

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus.  While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement.  The terms of any debt securities we offer under a prospectus supplement may include some, all or different terms from those we describe below.

If we elect to issue debt securities under this prospectus, we will issue such debt securities under the indenture which we will enter into with the trustee named in the indenture.  We will file forms of these documents as exhibits to the registration statement of which this prospectus is a part.

The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

The following summaries of material provisions of the debt securities and the indenture are subject to, and qualified in their entirety by reference to, all the provisions of the indenture.  We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indenture that contain the terms of the debt securities.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•                  the title;

•                  the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•                  any limit on the amount that may be issued;

•                  whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•                  the maturity date;

•                  the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•                  whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•                  the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•                  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•                  the terms of the subordination of any series of subordinated debt;

•                  whether and under what circumstances, if any, the debt securities may be convertible into shares of our common stock, as well as the conversion rate for such conversion;

•                  the place where payments will be payable;

•                  restrictions on transfer, sale or other assignment, if any.

•                  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•                  the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•                  provisions for a sinking fund, purchase or other analogous fund, if any;

•                  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•                  whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•                  incur additional indebtedness;

•                  issue additional securities;

•                  create liens;

•                  pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•                  redeem our capital stock;

•                  place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•                  make investments or other restricted payments;

•                  sell or otherwise dispose of assets;

•                  enter into sale-leaseback transactions;

•                  engage in transactions with stockholders and affiliates;

•                  issue or sell capital stock of our subsidiaries; or

•                  effect a consolidation or merger;

•                  whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•                  a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•                  information describing any book-entry features;

•                  the procedures for auction and remarketing, if any;

•                  the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•                  if other than United States dollars, the currency in which the series of debt securities will be denominated; and

•                  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indenture in the form initially filed as an exhibit to the registration statement of which this prospectus is a part does not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indenture and the debt securities.

If the debt securities are convertible into our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indenture with respect to any series of debt securities that we may issue:

•                  if we fail to pay interest when due and payable and our failure continues for a certain period of time and the time for payment has not been extended or deferred;

•                  if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•                  if we fail to observe or perform certain covenants contained in the debt securities or the indenture; and

•                  if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing the trustee or certain of the holders may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

Certain of the holders of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of certain of the holders of the outstanding debt securities of each series that is affected.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•                  issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•                  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the trustee in the city of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the state of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Debt Securities

The debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indenture in the form initially filed as exhibits to the registration statement of which this prospectus is a part does not limit the amount of indebtedness which we may incur and do not limit us from issuing any other debt, including secured debt or unsecured debt.

Plan of Distribution

We may sell the securities being offered hereby in four ways:

•                                          directly to purchasers;

•                                          through agents;

•                                          through underwriters; and

•                                          through dealers.

We may directly solicit offers to purchase securities, or we may designate agents to solicit such offers.  In the prospectus supplement relating to each offering, we will name any agent that could be viewed as an underwriter under the Securities Act of 1933 (as amended, the “Securities Act”) and describe any commissions we must pay.  Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.  Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal.  The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities.  Specifically, underwriters may overallot in connection with the offering, creating a short position for their own accounts.  In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for and purchase the securities or any such other securities in the open market.  Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise.  Any of these activities may stabilize or maintain the market price of the securities above independent market levels.  Any such underwriters are not required to engage in these activities, and may end any of these activities at any time.

Legal Matters

Kaye Scholer LLP, New York, New York will issue an opinion to us regarding the legality of the issuance of the securities offered hereby.

Experts

The consolidated financial statements of Veeco Instruments Inc. included in Veeco Instruments Inc. ‘s Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedule appearing therein), and Veeco Instruments Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

About This Prospectus

This prospectus is part of one or more registration statements that we filed with the Securities and Exchange Commission utilizing a shelf registration process.  Under this process, we may, from time to time, sell the debt securities and common stock described in this prospectus in one or more offerings with a total offering price not to exceed $200 million in the aggregate.

Where You Can Find More Information

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC.  You may read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549.  You can request copies of these documents by writing to the SEC and paying a fee for the copying costs.  Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities.  Our SEC filings, including the complete registration statement of which this prospectus is a part and all of the exhibits to it are also available to the public from the SEC’s website at http://www.sec.gov and may also be accessed through our website at http://www.veeco.com.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those previously filed documents.  The information incorporated by reference in this prospectus is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the portions of the documents listed below deemed to be filed with the SEC and any such future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities we are offering.  Any statement contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference in this prospectus, modifies or supercedes that statement:

(a)                                  Our Annual Report on Form 10-K for the year ended December 31, 2004;

(b)                                 Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005; and

(c)                                  Our Current Reports on Form 8-K filed February 11, 2005, March 8, 2005, March 16, 2005, April 18, 2005, April 26, 2005, May 16, 2005, July 1, 2005 and July 25, 2005.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Veeco Instruments Inc.
100 Sunnyside Boulevard, Suite B
Woodbury, New York 11797
Attn:  Investor Relations
(516) 677-0200

Disclosure of Commission Position on Indemnification for
Securities Act Liabilities

See Item 15 for a description of the indemnification provisions regarding liability arising under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the Securities being registered.  All amounts are estimates except the registration fee.

Amount to be Paid

Registration fee	$23,540.00
Printing and engraving	100,000.00
Legal fees and expenses	200,000.00
Accounting fees and expenses	40,000.00
Miscellaneous	136,460.00

Total	$500,000.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Section 145 further provides that a Delaware corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Article 10 of Veeco’s certificate of incorporation entitles officers and directors of Veeco to indemnification to the fullest extent permitted by Section 145 of the DGCL, as the same may be supplemented from time to time.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Veeco’s certificate of incorporation provides that its directors shall not be liable to Veeco or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined.  Veeco’s certificate of incorporation further provides that Veeco will indemnify its directors and officers to the fullest extent permitted by the DGCL.

These indemnification provisions may be sufficiently broad to permit indemnification of Veeco’s officers, directors, and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Reference is made to Veeco’s certificate of incorporation, as amended and filed as an exhibit to Veeco’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, Veeco’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and the Veeco’s Annual Report on Form 10-K for the year ended December 31, 2000, each of which is incorporated herein by reference.

We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Any underwriting agreement we enter into pursuant to this prospectus or any prospectus supplement may provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including matters arising under the Securities Act.

ITEM 16.  EXHIBITS

Exhibit Number	Description of Exhibits

1.1	Form of Purchase Agreement (Debt Securities)*

3(a)

Amended and Restated Certificate of Incorporation of the Registrant, as amended to date (filed as Exhibit 3.1 to June 30, 1997 Form 10-Q, Exhibit 3.1 to June 30, 2000 Form 10-Q and Exhibit 3.2 to December 31, 2000 Form 10-K)

4.2	Form of Note/Indenture*

5.1	Opinion of Kaye Scholer LLP*

12.1	Computation of Ratio Earnings to Fixed Charges

23.1	Consent of Ernst & Young LLP

23.4	Consent of Kaye Scholer LLP (included in exhibit 5.1)*

24.1	Power of Attorney

25.1	Statement of Eligibility on Form T-1*

*                                         To be filed by amendment.

ITEM 17.  UNDERTAKINGS

(1)                                  The undersigned registrant hereby undertakes:

(a)  That for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(b)  That for the purposes of determining any liability under the Securities Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with the SEC by the company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(3)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodbury, State of New York, on August 26, 2005.

VEECO INSTRUMENTS INC.

By:	/s/ Edward H. Braun
Edward H. Braun
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of August 26, 2005.

Signature		Title

/s/ Edward H. Braun
Edward H. Braun		Director, Chairman and Chief Executive Officer (principal executive officer)

/s/ John F. Rein, Jr.
John F. Rein, Jr.		Executive Vice President, Chief Financial Officer and Secretary (principal financial officer)

/s/ John P. Kiernan
John P. Kiernan		Senior Vice President, Finance, Chief Accounting Officer and Corporate Controller (principal accounting officer)

*
Richard A. D’Amore		Director

*
Joel A. Elftmann		Director

*
Heinz K. Fridrich		Director

*
Douglas A. Kingsley		Director

*
Paul R. Low		Director

*
Roger D. McDaniel		Director

*
Irwin H. Pfister		Director

*
Peter J. Simone		Director

* By	/s/ Gregory A. Robbins
Gregory A. Robbins		Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

1.1	Form of Purchase Agreement (Debt Securities)*

3(a)

Amended and Restated Certificate of Incorporation of the Registrant, as amended to date (filed as Exhibit 3.1 to June 30, 1997 Form 10-Q, Exhibit 3.1 to June 30, 2000 Form 10-Q and Exhibit 32 to December 31, 2000 Form 10-K)

4.2	Form of Note/Indenture*

5.1	Opinion of Kaye Scholer LLP*

12.1	Computation of Ratio Earnings to Fixed Charges

23.1	Consent of Ernst & Young LLP

23.4	Consent of Kaye Scholer LLP (included in exhibit 5.1)*

24.1	Power of Attorney

25.1	Statement of Eligibility on Form T-1*

*                                         To be filed by amendment.